Exhibit 99.1

Delek US and Delek Logistics Announce Regina Jones has Joined the Companies as EVP, General Counsel and Secretary
Brentwood, Tennessee, May 25, 2018 (GLOBE NEWSWIRE) -- Delek US Holdings, Inc. (NYSE:DK) ("Delek US") and Delek Logistics Partners, LP (NYSE:DKL) announced that Regina Bynote Jones has joined Delek US and the general partner for Delek Logistics Partners, LP (collectively, "Delek") as Executive Vice President, General Counsel and Secretary.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US Holdings, Inc. and Chairman and Chief Executive Officer of the general partner of Delek Logistics Partners, LP said “I am excited that Regina is joining our team. She brings solid legal experience with an energy background that is a great addition to our executive team. I look forward to working with Regina as we continue to grow in the future.”

“I am excited to have the opportunity to work with Uzi and the Delek leadership team as we continue our focus to deliver long term shareholder returns and create sustainable value,” said Ms. Jones.

Prior to joining Delek, Ms. Jones worked with Schlumberger, the world’s largest oilfield services company, where she served as General Counsel for the Land Rigs Product Line, with responsibility for the global legal, compliance and intellectual property organization supporting the land rig operations portfolio. During her tenure with Schlumberger, Ms. Jones held notable international roles with successive legal leadership responsibility for Schlumberger’s Asia operations, based in Kuala Lumpur, Malaysia and global contracts and trade compliance, based in Paris, France. Ms. Jones brings over 20 years of comprehensive legal and technology experience in the energy industry having worked in prior roles with Dynegy, Shell and El Paso Energy.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE:DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366